Exhibit 99.1

Equity One, Inc. 1600 NE Miami Gardens Drive North Miami Beach, FL 33179 305-947-1664	For additional information: Mark Langer, EVP and Chief Financial Officer

FOR IMMEDIATE RELEASE:

Equity One Closes $600 Million Unsecured Revolving Credit Facility and Amends Existing $250 Million Term Loan Facility

North Miami Beach, FL, December 10, 2014 - Equity One, Inc. (NYSE: EQY), an owner, developer, and operator of shopping centers, announced today that it has closed a $600 million unsecured revolving credit facility which replaces its existing $575 million facility. The new facility, which matures on December 31, 2018, with options to extend the maturity date for two six-month periods, can be upsized to $900 million through an accordion feature. Borrowings under the new facility will bear interest at the annual rate of LIBOR plus 105 basis points subject to a pricing grid for changes in the company’s credit ratings, which compares to pricing under the prior facility of LIBOR plus 125 basis points. Further, the annual facility fee will decline from 25 basis points to 20 basis points.

Wells Fargo Securities, LLC and PNC Capital Markets LLC acted as joint lead arrangers and joint book runners for the facility, with Wells Fargo Bank, National Association acting as Administrative Agent and PNC Bank, National Association acting as Syndication Agent. U.S. Bank National Association, SunTrust Bank, Branch Banking & Trust Company, TD Bank, N.A. and Citizens Bank, N.A. acted as co-documentation agents. Other lenders participating in the facility are Barclays Bank PLC, Citibank, N.A., Deutsche Bank AG New York Branch, Israel Discount Bank of New York and JPMorgan Chase Bank, N.A.

The company also announced that it has modified its existing $250 million unsecured term loan facility that matures in February 2019. The amended facility will bear interest at the annual rate of LIBOR plus 115 basis points subject to a pricing grid for changes in the company’s credit ratings as compared to the previously applicable rate of LIBOR plus 170 basis points. The maturity date and principal amount outstanding remain unchanged and the existing interest rate swap agreements that convert the term loan’s LIBOR rate to a fixed rate remain in place. As a result, the effective fixed interest rate on the $250 million principal amount has been reduced from 3.17% to 2.62% per annum based on the company’s current credit ratings. PNC Capital Markets LLC and SunTrust Robinson Humphrey, Inc. acted as joint lead arrangers and joint book runners for the term loan, with PNC Bank, National Association acting as Administrative Agent and SunTrust Bank acting as Syndication Agent. Other lenders participating in the term loan are TD Bank, N.A. and Branch Banking & Trust Company.

“We are very pleased with this new credit facility and the reduced cost of our term loan. These enhanced credit facilities are aligned with our strategic plan to have a well-positioned balance sheet and access to low cost capital,” said Mark Langer, the company’s Chief Financial Officer. “We appreciate the support provided by our bank group and the trust and confidence they have placed in our company.”

ABOUT EQUITY ONE, INC.

As of September 30, 2014, our consolidated shopping center portfolio comprised 126 properties, including 107 retail properties and four non-retail properties totaling approximately 13.8 million square feet of gross leasable area, or GLA, nine development or redevelopment properties with approximately 1.6 million square feet of GLA upon completion, and six land parcels. As of September 30, 2014, our consolidated shopping center occupancy was 94.4% and included national, regional and local tenants. Additionally, we had joint venture interests in 18 retail properties and two office buildings totaling approximately 3.2 million square feet of GLA. For more information, please access the Equity One website at www.equityone.net.

FORWARD LOOKING STATEMENTS

Certain matters discussed by Equity One in this press release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “might,” “would,” “expect,” “anticipate,” “estimate,” “could,” “should,” “believe,” “intend,” “project,” “forecast,” “target,” “plan,” or “continue” or the negative of these words or other variations or comparable terminology. Although Equity One believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that these expectations will be achieved. Factors that could cause actual results to differ materially from current expectations include volatility in the capital markets and changes in borrowing rates; changes in macro-economic conditions and the demand for retail space in the states in which Equity One owns properties; the continuing financial success of Equity One’s current and prospective tenants; the risks that Equity One may not be able to proceed with or obtain necessary approvals for development or redevelopment projects or that it may take more time to complete such projects or incur costs greater than anticipated; the availability of properties for acquisition; the timing, extent and ultimate proceeds realized from asset dispositions; the extent to which continuing supply constraints occur in geographic markets where Equity One owns properties; the success of its efforts to lease up vacant space; changes in key personnel; the effects of natural and other disasters; the ability of Equity One to successfully integrate the operations and systems of acquired companies and properties; changes in Equity One’s credit ratings; and other risks, which are described in Equity One’s filings with the Securities and Exchange Commission.

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